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                                                                    Exhibit 99.1

                             MESSAGE TO SHAREHOLDERS



Dear Shareholder:

         During 1996, Meridian Point Realty Trust VIII experienced an improvement in Company operations which was achieved through management's focus on cost cutting and tighter management of the REIT and its real estate.

OPERATING RESULTS AND DIVIDENDS

         In 1996, net income amounted to $1,352,171 compared to a net loss of $(274,345) in 1995. After adjusting the 1995 results for a non-recurring special loss provision and a debt prepayment penalty, net income in 1996 was up $315,058, or 30.4%, over the prior year. This represents a significant improvement in Company operations. While total revenues declined to $10,220,757 in 1996 versus $11,194,575 in the prior year reflecting the sale of two properties during 1995, this reduction was more than offset by lower expenses in 1996. Management has achieved these excellent results through its concerted efforts at reducing costs and a greatly improved property management strategy.

         In 1996, funds from operations amounted to $3,736,167 or $0.543 per share. This compares to $3,754,768 or $0.545 per share for 1995. In addition to maintaining a 1996 dividend of $0.28 per share, the Company was able to make a large scheduled principal reduction to its long term debt facility which, at the end of 1996, showed a principal balance of $20,042,421, down 17.4% from 1995.

PORTFOLIO REPOSITIONING

         During the year, your Board of Directors working very closely with management examined many strategic alternatives which would reposition the REIT, allowing it to grow and increase shareholder value. As you are aware, at our 1996 annual meeting, changes to the Company's by-laws were approved by the shareholders which allowed the Company to use proceeds from the sale of properties to purchase new properties. As we move forward into 1997, the Board of Directors has authorized the expansion of our Walden Books facility in Memphis. This expansion alone, will add $600,000 to our net operating income for 1998. In addition, the Company has entered into contracts to sell our South Sayre, Illinois and Jackson, Mississippi properties which will result in a gain on sale to the Company. The Company has also entered into a contract to acquire several properties in West Palm Beach, Florida.


DEBT REFINANCING

         In addition to the above, our management team worked very closely with our long term debt facility lender, re-establishing a solid working relationship. This has not only resulted in the lender lifting the technical default issued under prior management but also in a successful refinancing for our debt, at a very attractive rate of interest. This refinancing will close in June of this year.

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IMPROVED VALUATION

         Last year, we reported to you that a liquidation of the portfolio at that time would be inadequate to meet the $10 per share preference of the preferred shareholders, and that the common shareholders would not receive any proceeds. As a result of the Company's improved operations, the pending adjustments in the Company's portfolio and in response to our shareholders' interest expressed at the 1996 annual meeting, the Board of Directors recently engaged Duff & Phelps LLC to evaluate the likely amount of cash available for distribution on both the preferred and common shares based on the actions noted above and a sale of the Company's assets during 1998. In Duff and Phelps' opinion, after completing the debt restructuring and the real estate transactions described herein, a reasonable estimate of the Company's liquidation value is in excess of $65 million which would be sufficient to pay the $10 preference amount to the preferred shareholders and provide a substantial return to the common shareholders at the end of 1998. This estimate, which is based upon information provided to Duff & Phelps by management and other outside parties, is a tremendous improvement from previous years when the Company reported a much bleaker picture. Of course, Duff & Phelps' liquidation analysis is based upon a number of assumptions, and cannot be translated into any opinion as to what the actual or likely share price should be or will be.

STRATEGIC OUTLOOK

         The Board of Directors has worked very diligently during this past year to reposition the Company and to develop a strategic plan which will greatly increase shareholder value. We are very encouraged as we look forward to 1997 and 1998. The Company has a strong and improved asset base that is well positioned in growth markets. The portfolio is providing a healthy cash flow and has a low debt level. We believe that the Company has turned a very important corner, that management will continue its excellent record at reducing costs and increasing revenues, and that our Company will embark on a growth strategy which will benefit all of our shareholders.

         Finally, I'd like to point out that this letter represents my sincere and honest views regarding the past year at the Company and its future prospects. However, many of my statements are forward-looking in nature and, therefore, inherently subject to the vagaries of future events which I cannot predict. Please look at the enclosed Annual Report for a better understanding of the Company, especially the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."


Sincerely,



S. Michael Lucash
Chairman of  the Board

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